Exhibit 10.17

NOTE

January 24, 2010

WHEREAS, in connection with the Merger, Payee, Executive and Maker have agreed that Maker shall redeem any and all of the Payee Preferred Stock and all accumulated and unpaid dividends thereon through the date of this Note for this Note.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. (a) FOR VALUE RECEIVED, subject to satisfaction of the Continued Employment Requirement through each applicable Vesting Date, and subject to paragraphs (b) and (c) of this Section 1, on the first day of each month commencing on February 1, 2010 through and including October 1, 2013 (each such date, a “Vesting Date”), this note (the “Note”) will vest with respect to the “Monthly Installment Amount” corresponding to the applicable Vesting Date, each as set forth on Annex A to this Note and Maker shall pay to the order of Payee, on the applicable Vesting Date (or, if the applicable Vesting Date is not a Business Day, on the first Business Day thereafter), the “Monthly Installment Amount” corresponding to the applicable Vesting Date, each as set forth on Annex A to this Note.

(b) Notwithstanding anything to the contrary in this Note, upon a Qualifying Termination or an Event of Default on or prior to October 1, 2013, the Payout Amount immediately shall vest and Maker shall pay the Payout Amount in a lump sum (i) in the event of a Qualifying Termination, within five Business Days of Executive’s Qualifying Termination, or (ii) in the event of an Event of Default, within five Business Days of the Event of Default. Payment of the Payout Amount pursuant to this Section 1(b) shall satisfy fully Maker’s obligations under this Note and this Note shall be cancelled upon payment of the Payout Amount pursuant to this Section 1(b). For the avoidance of doubt, in the event that a Qualifying Termination or Event of Default occurs on a Vesting Date, Payee shall not be entitled to the “Monthly Installment Amount” corresponding to such Vesting Date, each as set forth on Annex A to this Note.

(c) Notwithstanding anything to the contrary in this Note, upon any termination of Executive’s employment with Live Nation by Live Nation for Cause or by Executive without Good Reason, Executive and Payee immediately shall forfeit this Note, this Note immediately shall be cancelled and Executive and Payee immediately shall forfeit any then unpaid “Monthly Installment Amount” and “Unpaid Amount,” each as set forth on Annex A to this Note. For purposes of this Section 1(c), “Cause” and “Good Reason” shall have the meanings set forth in Exhibit B to the Live Nation Employment Agreement.

(d) Any payments due under this Note shall be made by wire transfer to such bank account of Payee as Payee may from time to time designate, in lawful money of the United States of America in same day funds.

2. Certain Definitions. As used herein, the following terms have the following meanings:

(a) “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

(b) “Continued Employment Requirement” means Executive’s continued employment with Live Nation as a senior executive officer of Live Nation or as a senior executive officer of FLMG.

(c) “Event of Default” means (i) the first date on which the Monthly Installment Amounts corresponding to at least two Vesting Dates that have elapsed remain unpaid in full (i.e., not fully paid) (such unpaid amounts, “Default Amounts”); or (ii) Maker has instituted or consented to the institution of any proceeding under the United States Bankruptcy Code or under any other bankruptcy, reorganization or insolvency law or other law for the relief of debtors and affecting the rights of creditors generally from time to time in effect, or any such proceeding is instituted without the consent of Maker and such proceeding continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (iii) Maker has applied for or consented to the appointment of a receiver, trustee, intervenor, custodian or liquidator of it or all or a substantial part of its assets; or (iv) Maker has made a general assignment for the benefit of creditors; or (v) Maker has a receiver, trustee, intervenor, custodian or liquidator appointed in an involuntary proceeding for it or all or a substantial part of its assets and such proceeding continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

(d) “Executive” means Irving Azoff.

(e) “FLMG” means Front Line Management Group, Inc., a Delaware corporation.

(f) “Live Nation” means Live Nation, Inc., a Delaware corporation.

(g) “Live Nation Employment Agreement” means that certain Employment Agreement, dated as of October 21, 2009, by and among Executive, Maker, Payee and, following the Merger, Live Nation, as it may be amended from time to time.

(h) “Maker” means Ticketmaster Entertainment, Inc., a Delaware corporation.

(i) “Merger” has the meaning given such term in the Agreement and Plan of Merger, dated as of February 10, 2009, among Maker, Live Nation and, from and after its accession to such agreement, a Delaware limited liability company to be formed by Live Nation, pursuant to which following such Merger Maker shall become a wholly-owned subsidiary of Live Nation.

(j) “Payee” means the Azoff Family Trust of 1997, dated May 27, 1997, as amended.

(k) “Payee Preferred Stock” means the 1,750,000 shares of restricted Series A Preferred granted to Payee on October 29, 2008.

(l) “Payout Amount” means an amount equal to the “Unpaid Amount” corresponding to the Vesting Date (each as set forth on Annex A to this Note) immediately preceding the date of the Qualifying Termination or Event of Default (as applicable) (provided, that, with respect to an Event of Default, such amount will also include any Default Amounts), plus accrued interest on such amount from such Vesting Date to the payment date, payable at a rate of 3% per annum computed on the basis of a 365 day year and paid for the actual number of days elapsed (including the first day but excluding the last day).

(m) “Qualifying Termination” means a Termination of Executive’s Employment with Live Nation by Live Nation without Cause or by Executive for Good Reason or due to death or Disability. For purposes of this Section 2(m), “Cause,” “Good Reason,” “Disability” and “Termination of Executive’s Employment” shall have the meanings set forth in Exhibit B to the Live Nation Employment Agreement.

(n) “Series A Preferred Stock” means series A convertible preferred stock, $0.01 par value per share, of Maker.

3. Certain Transactions. If (a) all of the outstanding shares of common stock, par value $0.01 per share, of Live Nation are converted into cash (pursuant to a sale transaction or otherwise) and (b) this Note remains outstanding, Maker will cause to be placed in trust or escrow for the benefit of Payee an amount in cash or government securities adequate to make payment to Payee of any then remaining Monthly Installment Amounts when due in accordance with the terms and subject to the conditions of this Note.

4. Representations and Warranties. Maker represents and warrants to Payee that:

(a) Maker is a duly organized and validly existing corporation, in good standing under the laws of its jurisdiction of organization;

(b) the execution, delivery and performance by Maker of this Note does not contravene, or constitute a default under, any provision of applicable law or regulation or the organizational documents of Maker or of any agreement, judgment, order or other instrument binding on Maker and will not result in the creation or imposition of any lien on any asset of Maker; and

(c) the execution, delivery and performance by Maker of this Note has been duly authorized by all required corporate action and this Note is a legal, valid and binding obligation of Maker, enforceable in accordance with its terms.

5. Assignments; Restrictions on Transfer. This Note shall be binding upon Maker and its successors and assigns and is for the benefit of Payee and its successors and assigns, except that, other than by operation of law (including pursuant to the Merger), Maker may not assign or otherwise transfer its rights or obligations under this Note without Payee’s prior written consent. No sale, offer, assignment, transfer, pledge, hypothecation, encumbrance or other disposition, whether by merger, operation of law or otherwise, of this Note or any interest therein by Payee shall be permitted.

6. Certain Tax Matters. Maker, Executive and Payee agree to treat, for federal income tax purposes, this Note as an unfunded, unsecured promise to pay. Maker shall deduct and withhold from any payment under this Note, any federal, state, local or foreign taxes required to be withheld with respect to the vesting of the Note or any payment made pursuant to the Note.

7. Miscellaneous. (a) Any waiver of any kind or character on the part of Payee in respect of this Note must be in writing and shall be effective only to the extent specifically set forth in such writing and any notice to be given under this Note shall be in writing and shall be deemed to have been duly given when received by the recipient. No delay on the part of Payee in exercising any of its powers or rights, and no partial or single exercise, shall constitute a waiver thereof.

(b) Maker shall have the right at any time (i) to incur, and to issue evidence of, indebtedness that is senior in right of payment to this Note and (ii) to subordinate this Note to any or all other indebtedness of Maker. Upon written notice by Maker to Payee, this Note automatically and without the consent of or any other action by Payee shall become a subordinated obligation of Maker, subordinated in right of payment to all existing and future Senior Indebtedness of Maker, and thereafter, Maker may not make, and Payee may not accept, any payments of principal or interest on the Note if there exists a payment default (whether for principal, premium, interest or fees) on any Senior Indebtedness, or if any other default exists with respect to any Senior Indebtedness and the maturity of such Senior Indebtedness is as a result permitted to be accelerated by the holders thereof, unless, in either case, such default has been cured or waived by the holders of such Senior Indebtedness, or such Senior Indebtedness has been paid in full in cash. “Senior Indebtedness” is all indebtedness of Maker (whether as a primary obligor or a guarantor) (including interest thereon, including interest accruing on or after the filing of any petition in bankruptcy or reorganization at the rate provided in the documentation governing such indebtedness, whether or not a claim for such interest is allowed in such proceeding), and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the date hereof, on the date of such notice, or thereafter incurred, unless the instrument creating or evidencing such indebtedness expressly provides that such obligations are subordinated in right of payment to any other indebtedness.

(c) This Note supersedes the letter, dated February 10, 2009, from Maker to Executive, which letter shall have no further force or effect after the date of this Note. Upon issuance by Maker to Payee of a fully executed version of this Note, Payee immediately and irrevocably shall surrender and forfeit for immediate cancellation all Payee Preferred Stock and all accumulated and unpaid dividends thereon through the date of this Note.

8. GOVERNING LAW; JURISDICTION. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. EACH OF MAKER AND PAYEE HEREBY

SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE. EACH OF MAKER AND PAYEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF MAKER AND PAYEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

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TICKETMASTER ENTERTAINMENT, INC.

By:	/s/ Brian Regan
	Name:	Brian Regan
	Title:	Executive Vice President and Chief Financial Officer

Address for notices:

Ticketmaster Entertainment, Inc.

8800 Sunset Boulevard

West Hollywood, CA 90069

Phone: (310) 360-3300

Facsimile: (310) 360-3733

Attention: General Counsel

and

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, CA 90210

Phone: (310) 867-7000

Facsimile: (310) 867-7158

Attention: General Counsel

AZOFF FAMILY TRUST OF 1997

By:	/s/ Irving Azoff
	Name:	Irving Azoff
	Title:	Co-Trustee

Address for notices: At the most recent address on file for Executive at Live Nation.

CONSENTED TO:

/s/ Irving Azoff
Irving Azoff

Annex A

Vesting Date	Monthly Installment Amount ($)	Unpaid Amount ($)
		36,239,632.88 (12/31/2009)

2/1/2010	1,669,937.96	34,749,032.16
3/1/2010	834,968.98	34,000,935.77
4/1/2010	834,968.98	33,250,969.13
5/1/2010	834,968.98	32,499,127.57
6/1/2010	834,968.98	31,745,406.41
7/1/2010	834,968.98	30,989,800.96
8/1/2010	834,968.98	30,232,306.48
9/1/2010	834,968.98	29,472,918.27
10/1/2010	834,968.98	28,711,631.60
11/1/2010	834,968.98	27,948,441.70
12/1/2010	834,968.98	27,183,343.82
1/1/2011	834,968.98	26,416,333.21
2/1/2011	834,968.98	25,647,405.06
3/1/2011	834,968.98	24,876,554.59
4/1/2011	834,968.98	24,103,777.00
5/1/2011	834,968.98	23,329,067.47
6/1/2011	834,968.98	22,552,421.16
7/1/2011	834,968.98	21,773,833.23
8/1/2011	834,968.98	20,993,298.84
9/1/2011	834,968.98	20,210,813.11
10/1/2011	834,968.98	19,426,371.16
11/1/2011	834,968.98	18,639,968.11
12/1/2011	834,968.98	17,851,599.06
1/1/2012	834,968.98	17,061,259.08
2/1/2012	834,968.98	16,268,943.25
3/1/2012	834,968.98	15,474,646.64
4/1/2012	834,968.98	14,678,364.28
5/1/2012	834,968.98	13,880,091.21
6/1/2012	834,968.98	13,079,822.47
7/1/2012	834,968.98	12,277,553.05
8/1/2012	834,968.98	11,473,277.95
9/1/2012	834,968.98	10,666,992.16
10/1/2012	834,968.98	9,858,690.67

Vesting Date	Monthly Installment Amount ($)	Unpaid Amount ($)
11/1/2012	834,968.98	9,048,368.42
12/1/2012	834,968.98	8,236,020.36
1/1/2013	834,968.98	7,421,641.44
2/1/2013	834,968.98	6,605,226.56
3/1/2013	834,968.98	5,786,770.65
4/1/2013	834,968.98	4,966,268.60
5/1/2013	834,968.98	4,143,715.30
6/1/2013	834,968.98	3,319,105.61
7/1/2013	834,968.98	2,492,434.39
8/1/2013	834,968.98	1,663,696.51
9/1/2013	834,968.98	832,886.77
10/1/2013	834,968.98	0.01

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